Exhibit 10.2

Northwest Airlines, Inc. Department A1180 2700 Lone Oak Parkway Eagan, MN 55121

May 13, 2008

Neal S. Cohen

4970 Meadville

Greenwood, MN 55331

Dear Mr. Cohen:

As we discussed, and in connection with a reorganization of its business,  Northwest Airlines, Inc. (“Northwest” or the “Company”) hereby notifies you of the elimination  of your position with the Company as of June 16, 2008 (the “Effective Date”) and the separation of your employment on the Effective Date as a termination by the Company other than for cause.

The Company acknowledges that pursuant to your Amended and Restated Management Compensation Agreement with Northwest dated as of April 14, 2008 (as amended by the Amendment dated as of April 15, 2008, collectively the “Agreement”), following the Effective Date you are entitled to the payments and benefits applicable to an involuntary termination of employment by the Company other than for cause, as set forth in your Agreement, provided that at the time of your termination you sign, return to Northwest and not revoke this letter and the attached General Release of any and all claims by you against Northwest and other released parties.  You will not be required to mitigate the amount of any monetary separation payment and no such payment will be offset or reduced as a result of your obtaining new employment.  Please read this letter and the attached release thoroughly and review them with an attorney or a person of your choosing.  Should you choose to sign the attached General Release and this letter, please return the originals to Catherine Wassberg, Associate General Counsel, Northwest Airlines, Inc., Department A1181, 2700 Lone Oak Parkway, Eagan, Minnesota, 55121, telephone 612-727-0827.

In addition to the payments and benefits  set forth in your Agreement, Northwest hereby agrees that, subject to Northwest’s receipt of the attached General Release signed and not revoked by you, the following provisions shall govern with respect to your outstanding restricted stock units (“RSUs”) and non-qualified stock options (“Stock Options,” and together with the RSUs, the “Stock Awards”) previously granted to you pursuant to the Northwest Airlines Corporation 2007 Stock Incentive Plan (as amended and together with the award documentation relating to your Stock Awards, the “Stock Plan”):

Mr. Neal S. Cohen

May 13, 2008

•                  Pursuant to the Stock Plan, Northwest confirms that you have, as of the Effective Date, vested in 3/9ths of your Stock Awards and that as a result of your termination by Northwest, 50% of the remaining unvested portion of your Stock Awards, as of the Effective Date, will vest upon the Effective Date.

•                  Notwithstanding the provisions contained in the award documentation pertaining to your Stock Awards and notwithstanding the termination of your employment, the remaining unvested portion of your Stock Awards will continue to vest during your lifetime in five equal installments of 16.67% each on November 30, 2008 and each six (6) month anniversary of such date through and including November 30, 2010, and one (1) installment equal to the portion of the Stock Awards that has not previously vested on May 31, 2011, as if you remained an employee of Northwest through each of such vesting dates; provided, however, that, in the event of a “Change of Control” (as defined in the Stock Plan), the vesting of your Stock Awards shall be governed by the terms and conditions of Amendment No. 2 to the Stock Plan adopted as of April 14, 2008 by the Compensation Committee of the Board of Directors (the “Compensation Committee”) of  Northwest Airlines Corporation (“NWA Corp.”) and the Amendments to your RSU award and your Stock Option award adopted by the Compensation Committee as of April 14, 2008, copies of which were previously provided to you, as if you remained an employee of Northwest through the effective date of any such Change in Control.    In the event of your death, any unvested portion of your Stock Awards as of the date of your death will be canceled immediately upon your death.

•                  Notwithstanding the provisions contained in the award documentation pertaining to the period in which your vested Stock Options remain exercisable, you or, in the event of your death, your estate or a person who acquires the right to exercise your Stock Options by bequest or inheritance, will be entitled  to exercise any vested portion of your Stock Options (including any portion previously vested, any portion that will vest upon the termination of your employment with Northwest, and any portion that vests in accordance with the provisions hereof)  (to the extent not previously exercised or canceled in accordance with the provisions hereof) (i) in the event the merger (the “Merger”) contemplated by the Agreement and Plan of Merger dated as of April 14, 2008 by and among Delta Air Lines, Inc., Delta Air Lines Merger Sub and Northwest Airlines Corporation (the “Merger Agreement”) is consummated, until the third anniversary of the consummation of the Merger, or (ii) in the event the Merger Agreement is terminated without the Merger having occurred, until ninety (90) days after the termination of the Merger Agreement; provided, however, that, in any event any portion of the Stock Options that vests in accordance with the provisions of the preceding paragraph shall remain exercisable during your lifetime for a period of not less than ninety (90) days after the date on which such portion vests.

Except as expressly set forth herein, all of the terms and conditions of your Stock Awards shall continue in effect as set forth in the Stock Plan and shall survive the termination of your

Mr. Neal S. Cohen

May 13, 2008

employment.  Also, all of the terms and conditions of your Agreement that survive the termination of your employment under the provisions of your Agreement shall continue in effect as set forth in the Agreement.

We have attached a copy of the press release that we intend to publicly release once this letter is countersigned by you.  It is our understanding that you have approved the press release.  Except as required by law or by any administrative or legislative body with jurisdiction over the Company, we will limit any public comments in the future about your tenure with, or departure from, the Company in a manner consistent with the attached press release.  Further, we will reimburse you for reasonable counsel fees incurred by you up to a maximum of $10,000 in connection with the matters covered by this letter.

We appreciate your contributions to Northwest and wish you the best in your future endeavors.

Very truly yours,

NORTHWEST AIRLINES, INC.

/s/ Michael J. Becker
Michael J. Becker
Senior Vice President
Human Resources and Labor Relations

ACKNOWLEDGED AND AGREED:

/s/ Neal S. Cohen
Neal S. Cohen

Enclosure

Mr. Neal S. Cohen

May 13, 2008

Attachment

GENERAL RELEASE

WHEREAS, Neal S. Cohen (the “Executive”) has been employed by Northwest Airlines, Inc. (“Northwest”); and

WHEREAS, Executive’s employment has been involuntarily terminated by Northwest other than for cause; and

WHEREAS, Executive and Northwest have reached a full and final compromise and settlement of all matters, disputes, causes of action, claims, contentions and differences between them and Northwest’s divisions, merged entities and affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, stockholders, administrators, representatives, attorneys, insurers or fiduciaries, past, present or future (the “Released Parties”), including but not limited to any and all claims arising from or derivative of Executive’s employment with Northwest and Executive’s termination from employment with Northwest;

WHEREAS, in return for Northwest performing its obligations as provided for herein and as set forth in the Amended and Restated Management Compensation Agreement dated as of April 14, 2008 and its amendment dated as of April 15, 2008, by and between Northwest and Executive (collectively, the “Agreement”) and in the letter agreement executed by the parties and dated as of May 13, 2008 (the “Letter Agreement”), Executive will execute and comply fully with the terms of this General Release (the “Release”);

WHEREAS, Executive (i) understands that in executing the Release Executive is, inter alia, giving up rights and claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq.  (“ADEA”), and (ii) has been given a period of not less than twenty-one (21) days within which to consider this Release;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, Executive and Northwest agree and covenant as follows:

1.             By entering into this Release, the Released Parties do not admit, and each specifically denies any liability, wrongdoing or violation of any law, statute, regulations, agreement or policy.

2.             Executive’s employment with Northwest shall be terminated effective June 16, 2008.

3.             In consideration of the obligations of Executive as set forth in this Release and the Agreement, and in full settlement and final satisfaction of any and all claims, contractual or otherwise, which Executive had, has or may have against Northwest and/or the Released Parties with respect to Executive’s employment, termination from employment with Northwest, or otherwise arising on or prior to the date of execution of this Release, Northwest shall pay to Executive the payments and benefits to which Executive is entitled under the Agreement and the Letter Agreement.  This Release shall not pertain to any claim alleging that Northwest has failed to comply with any obligations created by this

Mr. Neal S. Cohen

May 13, 2008

Release or that Northwest has failed to pay to Executive the payments and benefits to which Executive is entitled under the Agreement and the Letter Agreement upon termination of Executive’s employment.

4.             (a)           Executive, for and in consideration of the payments as set forth in the Agreement and for other good and valuable consideration, hereby releases and forever discharges and covenants not to sue, and by this Release does release and forever discharge, the Released Parties of and from all debts, obligations, promises, covenants, collective bargaining obligations, agreements, contracts, endorsements, bonds, controversies, suits or causes of actions known or unknown, suspected or unsuspected, of every kind and nature whatsoever, which may heretofore have existed or which may now exist, including but not limited to those arising under the ADEA, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e, et seq., Executive Order 11246, 30 Fed. Reg. 12319; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001, et seq., the Americans With Disabilities Act, as amended, 42 U.S.C. Section 12101, et seq., the Federal Equal Pay Act, 29 U.S.C. Section 2061, et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981, et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701, et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601, et seq., the Minnesota Human Rights Act, Minn. Stat. Section 363.01, et seq., and any all state or local constitutions and/or laws regarding employment discrimination and/or federal, state or local constitutions and/or laws of any type or description regarding employment as well as any claim for breach of contract, wrongful discharge, breach of any express or implied promise, misrepresentation, fraud, whistleblowing, retaliation, violation of public policy, infliction of emotional distress, defamation, promissory estoppel, invasion of privacy or any other theory or claim, whether legal or equitable, including but not limited to any claims arising from or derivative of Executive’s employment with Northwest and Executive’s termination of employment with Northwest or otherwise.  Executive acknowledges that Executive has not been discriminated against on the basis of age, sex, disability, race, ethnicity, religion or any other protected class status.

(b)           Without in any way limiting the foregoing, this Release shall not affect any present or future indemnification obligations that Northwest and the Released Parties may have to Executive pursuant to any charter, by-law, agreement or policy of insurance.

5.     Executive covenants and agrees not to sue nor authorize any other party, either governmental or otherwise, to file any grievances, arbitration or commence any other proceeding, administrative or judicial, against the Released Parties in any court of law or equity, or before any administrative agency, with respect to any matter relating to this Agreement or to matters occurring during Executive’s employment with Northwest.

6.     Executive understands and agrees that the terms of this Release, the Agreement and the Letter Agreement are confidential.

7.     Executive agrees not to make any untruthful or disparaging statements, written or oral, about Northwest, the Released Parties or Northwest’s personnel policies and practices to any of Northwest’s customers, competitors, suppliers, employees, former employees, or the press or other media.  Except as herein contemplated, Executive also agrees that Executive will not voluntarily participate in any

Mr. Neal S. Cohen

May 13, 2008

proceeding of any kind brought against the Released Parties relating to this Agreement or to matters occurring during Executive’s employment with Northwest.

8.             (a)           The parties agree that this Release should be construed in accordance with the laws of the State of Minnesota, exclusive of Minnesota choice of law provisions.

(b)           The parties agree that any and all further legal proceedings between Executive and the Released Parties, whether arising under statute, constitutions, contract, common law or otherwise, including the issue of arbitrability, will be submitted for resolution exclusively pursuant to the arbitration provision contained in the Agreement.  The parties hereby waive their right to a trial of any and all claims arising out of this Release or breach of this Release.

(c)           Should any provision of this Release be found to be in violation of any law, or ineffective or barred for any reason whatsoever, the remainder of this Release shall be in full force and effect to the maximum extent permitted by law.

9.             Northwest and Executive agree to execute such other documents to take such other actions as may be reasonably necessary to further the purposes of this Release.

10.           (a)           Executive acknowledges and agrees that, in deciding to execute this Release, Executive has had the opportunity to consult with legal, financial and other personal advisors of Executive’s own choosing as Executive deems appropriate, in assessing whether to execute this Release.  Executive represents and acknowledges that no representations, statement, promise, inducement, threat or suggestion has been made by Northwest or the Released Parties to influence Executive to sign this Release except such statements as are expressly set forth herein.  Executive agrees that Executive has been given a minimum of twenty-one (21) days within which to consider the terms and effects of this Release insofar as it relates to settlement and release of potential claims under the ADEA, and to consult with, and to ask any questions that Executive may have of anyone, including legal counsel and other personal advisors of Executive’s own choosing, and that Executive has executed this Release voluntarily and with full understanding of its terms and effects.

(b)   Executive has the right to rescind this Release as far as it extends to potential claims under Minn. Stat. Ch. 363 (prohibiting discrimination in employment) by written notice to the Company within 15 calendar days following the execution of this Release.  Executive also has the right to revoke this Release as far as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., by informing the Company of Executive’s intent to revoke this Release within seven calendar days following the execution of this Release.  To be effective, notice, rescission or revocation must be in writing and must be delivered either by hand or by mail to Catherine Wassberg, Associate General Counsel of Northwest Airlines, Inc., Department A1181, 2700 Lone Oak Parkway, Eagan, Minnesota, 55121, within the specified period.  If a notice of rescission or revocation is delivered by mail, it must be:  (i) postmarked within the 15 or 7 day period, respectively, (ii) properly addressed as set forth above, and (iii) sent by certified mail return receipt requested.  This Release shall not become effective or enforceable until the 15 or 7 day periods described above have expired.  No payments shall be due, owing or paid by Northwest unless and until this Release becomes effective.

Mr. Neal S. Cohen

May 13, 2008

This Release may not be changed or modified, except by a written instrument signed by Executive and Northwest.

NORTHWEST AIRLINES, INC.:	EXECUTIVE:

By:
Michael J. Becker	Name:	Neal S. Cohen
Senior Vice President	Address:
Human Resources and Labor Relations

Date:	Date: